EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED MARCH 30, 2016

Paychex, Inc. Reports Third Quarter Results

March 30, 2016
Third Quarter Fiscal 2016 Highlights

•	Total revenue increased 7% to $752.6 million.

•	Total service revenue also increased 7% to $740.7 million.

◦	Payroll service revenue increased 4% to $439.6 million.

◦	Human Resource Services revenue increased 12% to $301.1 million.

•	Operating income increased 6% to $280.0 million.

•	Net income increased 7% to $180.4 million and diluted earnings per share increased 9% to $0.50 per share.
Rochester, N.Y., (March 30, 2016) — Paychex, Inc. (“Paychex,” “we,” “our,” or “us”) (NASDAQ:PAYX) today announced total service revenue of $740.7 million for the three months ended February 29, 2016 (the “third quarter”), an increase of 7% from $693.6 million for the same period last year. Net income increased 7% to $180.4 million and diluted earnings per share increased 9% to $0.50 per share.
Martin Mucci, President and Chief Executive Officer, commented, “During our third quarter, we continued to experience growth across the span of our human capital management solutions.  We are pleased with execution during our selling season, in particular in the mid-market space.  Our service delivery remains strong with consistently high levels of client retention.  Double-digit growth in worksite employees served through our comprehensive human resource outsourcing services reflects continued strong demand for these offerings.  In addition, revenue from our Affordable Care Act compliance solutions continues to increase as we assist clients with their monitoring and year-end reporting requirements.”
“On December 22, 2015, we completed the acquisition of Advance Partners, a leading provider of integrated financial, operational, and strategic services to support independent staffing firms. Advance Partners offers customizable solutions to the temporary staffing industry, including payroll funding and outsourcing services. We believe this is an ideal fit for Paychex, as the temporary staffing industry has experienced expanded growth, and clients are within our targeted market of small- and mid-sized businesses. The financial results of Advance Partners since the date of acquisition contributed approximately 1% to service revenue growth for the third quarter.”
Payroll service revenue was $439.6 million for the third quarter, an increase of 4% compared to the same period last year. The increase in payroll service revenue was primarily driven by growth in client base and revenue per check. This growth in revenue per check was the result of price increases, net of discounts.

Human Resource Services (“HRS”) revenue was $301.1 million for the third quarter, an increase of 12% compared to the same period last year. HRS revenue growth was driven primarily by increases in client base across all major human capital management services. Our largest HRS revenue stream is Paychex HR Services, which includes our administrative services organization and our professional employer organization (“PEO”). These services experienced strong growth as a result of increases in client worksite employees and clients served. Insurance services revenue benefited from continued growth of our full-service Affordable Care Act product and growth in health and benefit applicants, along with higher average premiums and clients in our workers' compensation insurance product.
Total expenses were $472.6 million for the third quarter, an increase of 7% compared to the same period last year. Compensation-related expenses increased 5%, primarily related to higher wages and performance-based compensation costs. Strong growth in our PEO also contributed to the growth in total expenses for the third quarter. In addition, expenses for Advance Partners since the date of acquisition contributed approximately 1% to the growth in total expenses for the third quarter.
For the third quarter, our operating income was $280.0 million, an increase of 6% from the same period last year. Operating income and operating income, net of certain items, are summarized as follows:

	For the three months ended			For the nine months ended
$ in millions	February 29, 2016	February 28, 2015	Change	February 29, 2016	February 28, 2015	Change
Operating income	$280.0	$264.3	6%	$870.3	$802.0	9%
Excluding: Interest on funds held for clients	(11.9)	(10.7)	11%	(33.8)	(31.3)	8%
Operating income, net of certain items (1)	$268.1	$253.6	6%	$836.5	$770.7	9%
Operating income, net of certain items, as a percent of total service revenue	36%	37%		39%	38%

(1)	Refer to Note 1 on page 4 for further description of this non-GAAP financial measure.
Interest on funds held for clients was $11.9 million for the third quarter, an increase of 11% compared to the same period last year. This increase resulted from higher average interest rates earned. Average invested balances were flat, as the impacts of client base growth were offset by lower state unemployment insurance rates and some calendar timing in the quarter.
Average investment balances and interest rates are summarized below:

	For the three months ended			For the nine months ended
$ in millions	February 29, 2016	February 28, 2015	Change	February 29, 2016	February 28, 2015	Change
Average investment balances:
Funds held for clients	$4,518.7	$4,513.7	—%	$4,008.6	$3,974.0	1%
Corporate investments	$826.6	$1,044.9	(21)%	$942.8	$994.5	(5)%

Average interest rates earned (1) (exclusive of net realized gains):
Funds held for clients	1.1%	1.0%		1.1%	1.0%
Corporate investments	1.0%	0.7%		0.8%	0.7%

Total net realized gains	$0.1	$—		$0.1	$0.2

(1)
For further discussion of the impact of interest rate changes, please refer to the “Market Risk Factors” Section of our Quarterly Report on Form 10-Q (“Form 10-Q”), which will be filed with the Securities and Exchange Commission (“SEC”) by the end of the day.

Year-To-Date Fiscal 2016 Highlights

The highlights for the nine months ended February 29, 2016 (the “nine months”) are as follows:

•	Total revenue increased 7% to $2.2 billion.

•	Total service revenue increased 7% to $2.2 billion.

◦	Payroll service revenue increased 4% to $1.3 billion.

◦	HRS revenue increased 13% to $864.7 million.

•	Operating income increased 9% to $870.3 million.

•
Net income increased 13% to $578.7 million and diluted earnings per share increased 13% to $1.60 per share. During the three months ended August 31, 2015 (the “first quarter”), a net tax benefit was recorded for income derived in prior tax years. Excluding this tax benefit, net income and diluted earnings per share for the nine months would have increased 9% and 10%, respectively, compared to the same period last year.

Our effective income tax rate was 36.0% for the third quarter and 33.9% for the nine months, compared to 36.3% for both of the respective prior year periods. The decrease in the effective income tax rate for the nine months related primarily to the net tax benefit that was recorded in the first quarter for income derived in prior tax years from customer-facing software we produced. Excluding this net tax benefit, the effective income tax rate would have been approximately 36.0% for the nine months.
Our financial position as of February 29, 2016 remained strong with cash and total corporate investments of $755.8 million and no debt. Cash flows from operations were $791.2 million for the nine months, an increase of 14% compared to the prior year period.
In May 2014, our Board of Directors approved a stock repurchase program to purchase up to $350 million of Paychex common stock, with authorization for this program expiring in May 2017. During the nine months, we repurchased 2.2 million shares of common stock for a total of $107.9 million.

Outlook
Our outlook for the fiscal year ending May 31, 2016 (“fiscal 2016”) is based upon current market, economic, and interest rate conditions continuing with no significant changes. Our guidance is as follows:

	Low		High
Payroll service revenue	4%	—	5%
HRS revenue	10%	—	13%
Total service revenue	7%	—	8%
Net income (1)	8%	—	9%

(1)	Net income guidance excludes the impact of the net tax benefit related to prior tax years that was recorded in the first quarter.

We anticipate our effective income tax rate will be approximately 36.0%, excluding the net tax benefit related to prior tax years that was recorded in the first quarter. Interest on funds held for clients is now anticipated to grow in the high single digits for fiscal 2016 as a result of recent increases in interest rates. Our guidance for operating income, net of certain items, as a percentage of service revenue is unchanged from what we previously provided.
Note 1: In addition to reporting operating income, a United States (“U.S.”) generally accepted accounting principle (“GAAP”) measure, we present operating income, net of certain items, which is a non-GAAP measure. We believe operating income, net of certain items, is an appropriate additional measure, as it is an indicator of our core business operations performance period over period. It is also the basis of the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, excludes interest on funds held for clients. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates, which are not within the control of management. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the SEC. As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation, but in conjunction with, the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.
Quarterly Report on Form 10-Q
Our Form 10-Q is anticipated to be filed later today, and will be available at www.paychex.com. This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.
Conference Call
Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for March 30, 2016 at 9:30 a.m. Eastern Time, at investor.paychex.com/webcasts. The webcast will also be archived for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at investor.paychex.com.
For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585-383-3406
Media Inquiries:	Laura Saxby Lynch	585-383-3074

About Paychex
Paychex, Inc. (NASDAQ:PAYX) is a leading provider of integrated human capital management solutions for payroll, HR, retirement, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by more than 40 years of industry expertise, Paychex serves approximately 590,000 payroll clients as of May 31, 2015 across 100 locations and pays one out of every 15 American private sector employees. Learn more about Paychex by visiting www.paychex.com and stay connected on Twitter (www.twitter.com/paychex) and Linkedin (linkedin.com/company/paychex/products).

Cautionary Note Regarding Forward-Looking Statements Pursuant to the U.S. Private Securities Litigation Reform Act of 1995
Certain written and oral statements made by us may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections.
Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial conditions may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•
general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes to new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes and the impact of competition;

•	changes in the availability of skilled workers, in particular those supporting our technology and product development;

•
changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance (including health care reform legislation), state unemployment, and section 125 plans;

•	changes in health insurance and workers’ compensation rates and underlying claims trends;

•	changes in technology that adversely affect our products and services and impact our ability to provide timely enhancements to services and products;

•	the possibility of a security breach that disrupts operations or exposes confidential client data;

•	the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event;

•	the possibility of third-party service providers failing to perform their functions;

•	the possibility of a failure of internal controls or our inability to implement business processing improvements;

•
the possibility that we may be subject to liability for violations of employment or discrimination laws by our clients and acts or omissions of client employees who may be deemed to be our agents, even if we do not participate in any such acts or violations; and

•	potentially unfavorable outcomes related to pending legal matters.
Any of these factors, as well as such other factors as discussed in our periodic filings with the SEC, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time, and any forward-looking statement made by us in this document speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share amounts)

	For the three months ended			For the nine months ended
	February 29, 2016	February 28, 2015	Change	February 29, 2016	February 28, 2015	Change
Revenue:
Payroll service revenue	$439.6	$423.8	4%	$1,299.5	$1,247.8	4%
Human Resource Services revenue	301.1	269.8	12%	864.7	768.3	13%
Total service revenue	740.7	693.6	7%	2,164.2	2,016.1	7%
Interest on funds held for clients (1)	11.9	10.7	11%	33.8	31.3	8%
Total revenue	752.6	704.3	7%	2,198.0	2,047.4	7%
Expenses:
Operating expenses	225.9	211.0	7%	636.8	604.4	5%
Selling, general and administrative expenses	246.7	229.0	8%	690.9	641.0	8%
Total expenses	472.6	440.0	7%	1,327.7	1,245.4	7%
Operating income	280.0	264.3	6%	870.3	802.0	9%
Investment income, net (1)	1.7	1.6	14%	4.7	4.4	8%
Income before income taxes	281.7	265.9	6%	875.0	806.4	9%
Income taxes	101.3	96.5	5%	296.3	292.7	1%
Net income	$180.4	$169.4	7%	$578.7	$513.7	13%

Basic earnings per share	$0.50	$0.47	6%	$1.60	$1.41	13%
Diluted earnings per share	$0.50	$0.46	9%	$1.60	$1.41	13%
Weighted-average common shares outstanding	360.5	363.2		360.8	363.1
Weighted-average common shares outstanding, assuming dilution	362.2	365.0		362.4	364.8
Cash dividends per common share	$0.42	$0.38		$1.26	$1.14

(1)
Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at www.paychex.com.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions, except per share amount)

	February 29, 2016	May 31, 2015
ASSETS
Cash and cash equivalents	$253.1	$170.0
Corporate investments	74.1	366.6
Interest receivable	31.6	37.9
Accounts receivable, net of allowance for doubtful accounts	353.4	176.6
Deferred income taxes	1.4	15.0
Prepaid income taxes	8.4	12.9
Prepaid expenses and other current assets	64.4	50.8
Current assets before funds held for clients	786.4	829.8
Funds held for clients	4,717.2	4,273.4
Total current assets	5,503.6	5,103.2
Long-term corporate investments	428.6	399.8
Property and equipment, net of accumulated depreciation	350.0	353.9
Intangible assets, net of accumulated amortization	73.5	32.4
Goodwill	656.2	561.5
Prepaid income taxes	24.5	—
Other long-term assets	31.1	31.7
Total assets	$7,067.5	$6,482.5

LIABILITIES
Accounts payable	$55.8	$51.7
Accrued compensation and related items	219.5	210.4
Other current liabilities	100.0	50.8
Current liabilities before client fund obligations	375.3	312.9
Client fund obligations	4,663.9	4,260.1
Total current liabilities	5,039.2	4,573.0
Accrued income taxes	69.8	44.8
Deferred income taxes	18.3	16.8
Other long-term liabilities	66.1	62.4
Total liabilities	5,193.4	4,697.0

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 360.1 shares as of February 29, 2016 and 361.2 shares as of May 31, 2015, respectively.	3.6	3.6

Additional paid-in capital	933.4	880.1
Retained earnings	899.6	894.3
Accumulated other comprehensive income	37.5	7.5
Total stockholders’ equity	1,874.1	1,785.5
Total liabilities and stockholders’ equity	$7,067.5	$6,482.5

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	For the nine months ended
	February 29, 2016	February 28, 2015
OPERATING ACTIVITIES
Net income	$578.7	$513.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	85.1	79.1
Amortization of premiums and discounts on available-for-sale securities, net	57.2	56.9
Stock-based compensation costs	26.1	24.0
Benefit from deferred income taxes	(2.2)	(12.8)
Provision for allowance for doubtful accounts	1.7	1.0
Net realized gains on sales of available-for-sale securities	(0.1)	(0.2)
Changes in operating assets and liabilities:
Interest receivable	6.3	4.1
Accounts receivable	18.6	0.5
Prepaid expenses and other current assets	(8.6)	1.2
Accounts payable and other current liabilities	28.4	28.2
Net change in other long-term assets and liabilities	—	(2.9)
Net cash provided by operating activities	791.2	692.8
INVESTING ACTIVITIES
Purchases of available-for-sale securities	(2,700.9)	(23,544.9)
Proceeds from sales and maturities of available-for-sale securities	3,303.6	23,697.6
Net change in funds held for clients’ money market securities and other cash equivalents	(792.9)	(1,078.6)
Purchases of property and equipment	(70.0)	(72.0)
Acquisition of businesses, net of cash acquired (1)	(296.1)	(27.1)
Purchases of other assets	(7.3)	(2.2)
Net cash used in investing activities	(563.6)	(1,027.2)
FINANCING ACTIVITIES
Net change in client fund obligations	403.8	891.8
Dividends paid	(455.0)	(414.4)
Repurchases of common shares	(107.9)	(70.4)
Equity activity related to stock-based awards	14.6	40.2
Net cash (used in)/provided by financing activities	(144.5)	447.2
Increase in cash and cash equivalents	83.1	112.8
Cash and cash equivalents, beginning of period	170.0	152.5
Cash and cash equivalents, end of period	$253.1	$265.3

(1)
For the nine months ended February 29, 2016, includes base purchase price of $190.5 million plus immediate settlement of debt totaling $118.4 million, net of $12.8 million in cash acquired. Accounts receivable balances acquired, net of allowance for doubtful accounts, less amounts owed to clients related to funding arrangements totaled $164.8 million.

© 2016 Paychex, Inc.